QuickLinks -- Click here to rapidly navigate through this document

Exhibit 1

NEWS RELEASE

24 November 2003

279/03-jmd

For immediate release

"30% of production now comes from Australasia"

DRD CONCLUDES ACQUISITION OF 20% OF PORGERA JV

        Durban Roodepoort Deep, Limited (JSE: DUR; NASDAQ: DROOY; ASX: DRD) announced today (24 November 2003) that it has concluded its acquisition of an effective 20% interest in the Porgera Joint Venture in Papua New Guinea from Oil Search Limited for US$73.30 million.

        Commenting on the conclusion of the transaction, DRD Chairman and CEO Mark Wellesley-Wood said: "This is further evidence of our doing what we say; we said we would grow production from Australasia—specifically from the highly prospective Rim of Fire—and this is another step forward in fulfilling that strategy.

        "The acquisition of the Porgera stake takes our total annual gold production from the Australasian region to 260 000 ounces, about 29% of our total annual global production.

        "Annual cash flow from the region rises to some US$28 million, or R200 million, at the current gold price, providing diversification away from the volatility of the South African Rand."

        DRD elected to increase its cash component of the purchase consideration by US$4.55 million, thus reducing the scrip component to US$16.08 million, to be settled through the issue of 6 643 902 new DRD ordinary shares.

        Funds already raised through the issue by DRD of 27 million shares to the Investec Group in September form part of the consideration for the Porgera Joint Venture acquisition. The issue of the shares will be considered a vendor placement for purposes of the JSE Listing Requirements.

        The Porgera Gold Mine is operated by Placer Dome Inc and Mineral Resources Enga Limited (MRE) through a joint venture relationship.

        In terms of its acquisition agreement, DRD has offered a 5% direct interest in the Porgera Joint Venture to MRE on commercial terms, and discussions with MRE are currently in progress.

South Africa

Ilja Graulich, Durban Roodepoort Deep, Limited
+27 11 381 7826 (office)
+27 83 604 0820 (mobile)

Janice Dempsey, Russell & Associates
+27 11 880 3924 (office)
+27 82 376 2327 (mobile)

Australasia

Paul Downie, Porter Novelli
+61 893 861 233 (office)
+61 414 947 129 (mobile)

        Durban Roodepoort Deep, Limited (DRD) ranks among the world's 10 largest gold producers, with production in the 2003 financial year totaling 870 000 ounces. The company has a track record of success in extending the lives of older mines. In South Africa it owns the Blyvooruitzicht mine and North West Operations (comprising Hartebeestfontein and Buffelsfontein mines), and has a 40% stake in Crown Gold Recoveries (comprising East Rand Prorietary Mines Limited and the Crown dump retreatment operation). In Australasia, a key target area for growth, the company owns the Tolukuma mine in Papua New Guinea (PNG), has a 19.81% interest in Fijian operator Emperor Mines, and a 20% interest in the PNG-based Porgera Joint Venture. DRD has primary listings on the Johannesburg (JSE:DUR) and Australian (ASX:DRD) stock exchanges and secondary listings on NASDAQ (DROOY), the London Stock Exchange and the Paris and Brussels Bourses. Its shares are also traded on the regulated unofficial market of the Frankfurt Stock Exchange and the Berlin OTC Market.

        Some of the information in this media release may contain projections or other forward looking statements regarding future events or other future financial performance. We wish to caution you that these statements are only projections and those actual events or results may differ materially. In reviewing, please refer to the documents that we file from time to time with the SEC, specifically to our annual report on Form 20-F. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements, including such risks as difficulties in being a marginal producer of gold, changes and reliability of ore reserve estimates, gold price volatility, currency fluctuations, problems in the integration of operations, exploration and mining risks and a variety of risks described in our annual report on Form 20-F. We undertake no obligation to publicly release results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

        Cautionary note to US investors: the United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term "resources" (which includes "measured", "indicated", and "inferred") in our media releases, which the SEC guidelines strictly prohibit us from including in our filing with the SEC. US investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-28800, available from us at 45 Empire Road, Parktown, Johannesburg, 2193, South Africa. You can also obtain this form from the SEC website at http://www.sec.gov/edgar.shtml

QuickLinks

  Exhibit 1